Exhibit 10.1

AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT OF

TRAILBLAZER MERGER CORPORATION I

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of September 30, 2025, by and between Trailblazer Merger Corporation I, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated March 28, 2023, as amended, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $70,380,000 was placed in the Trust Account from the IPO and sale of private units in a private placement;

WHEREAS, the Trust Agreement provides that the Trustee shall commence liquidation of the Trust Account and distribute the Property in the Trust Account after receipt of, and only in accordance with, a Termination Letter; or in the event that a Termination Letter has not been received by the Trustee by the 12 month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 18-months from the effective date of the prospectus but has not completed the Business Combination within the applicable monthly anniversary of the effective date of the prospectus;

WHEREAS, the Company has obtained the requisite approval of the stockholders of the Company to amend the Trust Agreement;

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments to Trust Agreement.

(a) The third whereas clause of the Trust Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, if a Business Combination (as defined below) is not consummated within the initial 18 month period following the closing of the Offering, the Company’s insiders may extend such period six times by an additional one-month each time, up to a maximum of 36 months in the aggregate, by depositing into the Trust Account (as defined below) an amount equal to $0.035 multiplied by the number of public shares that have not been redeemed on or about the first of each month (each, an “Applicable Deadline”), as applicable, for each one-month extension (each, an “Extension”), in exchange for which they will receive non-interest bearing, unsecured promissory notes;

and”

(b) Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representatives, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its franchise taxes and income taxes, only as directed in the Termination Letter and the other documents referred to therein, (i) 18 months after the closing of the Offering (or up to 36 months if the time to consummate a Business Combination is extended on a monthly basis by the Company making an Extension Payment into the Trust Account) or (ii) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes shall be distributed to the Public Stockholders of record as of such date;”

(c) The text of the letter in Exhibit E is amended as follows:

“Pursuant to Section 1(l) of the Investment Management Trust Agreement between Trailblazer Merger Corporation I (“Company”) and Continental Stock Transfer & Trust Company, dated as of [●], 2023 (“Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional one (1) month, from ______________ to ____________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit [$_____] which will be wired to you, into the Trust Account investments upon receipt.

This is the _____ of up to six Extension Letters.”

2. Miscellaneous Provisions.

2.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Trailblazer Merger Corporation I

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

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